Exhibit 10.1

EXECUTION VERSION

February 8, 2024

Via Email

Andrew Appel

Re: Amended and Restated Employment Letter Agreement

Dear Andrew:

Reference is hereby made to that certain Terms of Employment letter agreement entered into by and between you and E2open Parent Holdings, Inc., a Delaware corporation (the “Company”), dated as of October 10, 2023 (the “Prior Agreement”). The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your continued employment with the Company, on the terms and subject to the conditions set forth in this Agreement. This Agreement shall be effective as of the Effective Date (as defined below), and as of the Effective Date, this Agreement shall supersede the Prior Agreement in its entirety.

1.
Term of Employment. The initial term of your employment with the Company under the terms and conditions set forth in this Agreement will commence on February 12, 2024 (the “Effective Date”) and end on the three (3)-year anniversary of the Effective Date (the “Initial Term”), subject to automatic annual renewals (each, a “Renewal Term”) unless either party provides written notice of non-extension at least six (6) months before the end of the Initial Term or any Renewal Term (the period of employment, including the Initial Term and any Renewal Terms, collectively referred to herein as, the “Term”). Notwithstanding the foregoing, the Term may be earlier terminated in accordance with Section 10 hereof.
2.
Title and Duties. During the Term, you will serve as Chief Executive Officer of the Company, and will have such duties and responsibilities typically associated with such position, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”). During the Term, you will also continue to serve as a director on the Board. Further, you agree to serve as an officer and/or director of the Company or any of its direct or indirect subsidiary companies (collectively, the “Company Group”) during the Term, in each case, as reasonably determined by the Board, without any additional compensation. Your principal place of employment shall be in Chicago, Illinois, although you understand and agree that you will be required to travel from time to time for business reasons.
3.
Conduct During Employment. In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company Group from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties. Nothing herein shall preclude you from (a) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (b) engaging in charitable activities and community affairs, (c)

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managing your personal investments and affairs and (d) engaging in the permitted activities as set forth on Exhibit A hereto; provided, however, that the activities set out in clauses (a), (b), (c) and (d) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder; provided, further, that you hereby acknowledge and agree that you will adjust your existing commitments set forth on Exhibit A during the ninety (90) day period following the Effective Date to ensure continued compliance with the immediately preceding proviso. You acknowledge and agree that during the Term, you will not commence any engagement or otherwise provide services to any company, entity or enterprise that is engaged in the business of providing cloud-based, end-to-end omni-channel and supply chain management and orchestration software.
4.
Base Salary. During the Term, your aggregate base salary will be $650,000. Your base salary will be payable in ratable installments over the appliable period of the Term to which the salary relates in accordance with the Company’s regular payroll practices. Commencing in fiscal year 2026, the Compensation Committee of the Board (the “Committee”) will annually review your base salary for increase, with any such increase being in the sole discretion of the Committee.
5.
Annual Bonus. Commencing with the Company’s 2025 fiscal year, for each fiscal year ending during the Term, you will be eligible to receive an annual bonus under the Company’s Executive Annual Incentive Plan (the “EIP”) with a target annual bonus opportunity equal to one-hundred and twenty-five percent (125%) of your base salary (the “Target Bonus”), based upon the achievement of performance goals established annually by the Committee after consultation with you (any earned bonus, the “Annual Bonus”). The level of achievement of such performance goals will be determined by the Committee in its sole discretion and will range from 0% to 200% of your Target Bonus. The Annual Bonus will be paid to you at the same time as annual bonuses are generally paid to other executives of the Company in accordance with the EIP, subject to your continued employment through the applicable payment date or as otherwise provided in the EIP. For the avoidance of doubt, you will not be eligible to receive an annual bonus under the EIP in respect of the Company’s 2024 fiscal year.
6.
Sign-On Award. You will be eligible to receive a one-time cash sign-on award of $1,500,000 (the “Cash Sign-On Award”), payable to you within ten (10) days following the Effective Date in accordance with the Company’s regular payroll practices; provided, that, in the event you voluntarily terminate your employment with the Company within the one (1)-year period following the payment date of the Cash Sign-On Award (the “Clawback Period”), you will be required to reimburse the Company the full amount of the Cash Sign-On Award within fifteen (15) days of such date of termination; provided further, that, if during the Clawback Period, your employment or other service is terminated by the Company without Cause (as defined below) or a Change in Control occurs (as defined in the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, as it may be amended from time to time (the “Incentive Plan”)), you will not be required to repay the Cash Sign-On Award.
7.
Equity Awards. You acknowledge and agree that you will not be eligible to receive equity awards during the Initial Term other than those awards granted to you on or before the Effective Date. During any Renewal Terms, subject to approval by the Board (or a committee thereof), you will be eligible to receive long-term incentive equity awards under the Incentive Plan, in such amounts and on such terms and conditions as the Board (or a committee thereof) will determine from time to time, taking into account your position and performance.
8.
Benefits. You will be eligible to continue to participate in health, insurance, retirement, paid time off and other benefits (excluding severance) provided to other executive officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. The Company otherwise expressly reserves the right to change the benefit plans, programs and policies it offers to its employees at any time.

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9.
Reimbursement of Expenses. The Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
10.
At-Will Employment. The nature of your employment at the Company is at-will, meaning that either the Company or you may terminate this Agreement and your employment at any time, with or without cause, and for any reason or for no reason, with fifteen (15) days prior written notice in the case of a termination without Cause (as defined herein), or with or without notice in the case of a termination for Cause. Upon any termination of your employment for any reason, except as otherwise provided for in Section 11 hereof, no further payments by the Company to you will be due other than: (a) accrued but unpaid salary through the applicable date of your termination; (b) any other accrued benefits to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein and (c) any then unpaid amounts for the reimbursement of business expenses submitted in accordance with the Company’s policies and procedures (collectively, the “Accrued Benefits”). Further, upon any termination of your employment hereunder for any reason, except as may otherwise be requested by the Company in writing, you will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that you hold with each member of the Company Group and agree to take any actions as may be reasonably required to effectuate the foregoing. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
11.
Severance. Upon your termination of employment by the Company without Cause (as defined below) during the Term, subject to your (x) execution and non-revocation of a release of claims prepared by the Company Group (the “Release”) within the time period specified therein and (y) continued compliance with Sections 12 through 16 hereof (collectively, the “Restrictive Covenants”), you will receive, in addition to the Accrued Benefits, the following severance payments and benefits (collectively, the “Severance Benefits”):
(a)
a cash payment equal to two (2) times the sum of your (i) then-current base salary, plus (ii) your Target Bonus in respect of the year in which such date of termination occurs, payable on the first day of the payroll period immediately following both (A) such date of termination and (B) the date on which the Release becomes effective and non-revocable; provided, that if the consideration and revocation periods set forth in the Release begin in one calendar year and end in a second calendar year, then such payment will not occur before the first day in the second of such two calendar years; and
(b)
subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued participation (pursuant to COBRA) in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan), which covers you (and your eligible dependents) at the same premium rate applicable to you as of the date of termination until the earlier of (i) eighteen (18) months following such date of termination or (ii) the date on which you obtain employment that offers group health benefits; provided, that the Company may modify the continuation coverage contemplated by this Section 11(b) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education

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Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder.

In consideration for your opportunity to receive the Severance Benefits, you hereby acknowledge and agree that you are not eligible to participate in any other severance plans, programs policies or practices of the Company Group. For the avoidance of doubt, upon your termination of employment by the Company for any reason, all outstanding and unvested equity incentive awards then held by you, pursuant to the Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award or the Incentive Plan, as applicable. For the avoidance of doubt, a termination of your employment due to a non-renewal of the Term shall not be treated as a termination without Cause, and upon such termination, you will be entitled to receive only the Accrued Benefits.

For purposes of this Agreement, “Cause” shall mean, in each case as reasonably determined in good faith by the Board (a) your plea of nolo contendere to, or conviction of, any crime (whether or not involving any member of the Company Group) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, a material and adverse impact on the performance of your duties to any member of the Company Group, or otherwise has, or could reasonably be expected to result in, a material and adverse impact on the business or reputation of any member of the Company Group; (b) your conduct, in connection with your employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of any member of the Company Group; (c) any material violation of the written policies of any member of the Company Group that have been acknowledged by you in writing (including electronic certification) as having been provided to you, including, but not limited to, those relating to sexual harassment, ethics, discrimination, or the disclosure or misuse of Confidential Information, or those set forth in the manuals or statements of policy of any member of the Company Group; (d) act(s) of gross negligence or willful misconduct in the course of your employment or service with any member of the Company Group; (e) misappropriation by you of any assets or business opportunities of any member of the Company Group; (f) embezzlement or fraud committed by you, at your direction, or with your prior actual knowledge; or (g) willful neglect in the performance of the your duties for any member of the Company Group or willful or repeated failure or refusal to perform such duties, in each case, except where you have a good faith basis to refuse to perform a directive of the Board where such action would be illegal or in violation of any Company Group policy. Notwithstanding the foregoing, prior to any termination of your employment for the reasons set forth in any of clauses (b), (c), (d), or (g) above, the Company must (1) provide you with written notice of the matter in question in reasonable detail, and (2) provide you fifteen (15) business days after the giving of such notice to cure any such matters (to the extent curable) to the satisfaction of the Board.

12.
Non-Disclosure of Confidential Information.
(a)
The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by you from third parties in connection with your employment by the Company subject to an obligation to maintain the confidentiality of such information.

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Confidential Information does not include information which (i) becomes generally known to and available for use by the public other than as a result of your violation of this Agreement; (ii) is or becomes generally available within the relevant business or industry other than as a result of your violation of this Agreement; or (iii) is or becomes available to you on a nonconfidential basis from a source other than the Company, which source is not known by you, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.
(b)
You acknowledge and agree that all Confidential Information known or obtained by you, whether before or after your date of termination of employment or service and regardless of whether you participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform your services while an employee of the Company, you agree that you will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person (as defined below) Confidential Information, unless such information is required to be produced by you under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, you shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information. The obligation to maintain confidentiality set forth in this Section 12 shall apply indefinitely to the extent that the information qualifies as a trade secret, but shall apply only during the Restriction Period (as defined below) to the extent that the information does not qualify as a trade secret. For purposes of this Agreement, “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
13.
Whistleblower Protection. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including, but not limited to, Rule 21F-17 of the Exchange Act or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit you from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that you use your reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. You do not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, you have the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.
14.
Non-Competition; Non-Solicitation; Non-Disparagement.
(a)
You agree that during your employment, you have had access to the Company’s Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were you to use it on behalf of another Person or entity. Accordingly, during your employment or service with the Company Group and the twelve (12) month period following the termination of your employment or service with the Company Group (the “Restriction Period”), you agree that you shall not,

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directly or indirectly, for your own account, or on behalf of, or together with, any other Person (other than on behalf of the Company):
(i)
own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit your name to be used in connection with, or develop products or services for, any Competing Business anywhere in any state, county, municipality, city, or any other jurisdiction or locale of the United States or any other country in which the Company conducts business (for purposes of the post-termination portion of the Restriction Period, as conducted as of the date your employment or service with the Company Group terminates). For purposes of this Agreement, “Competing Business” means any Person which wholly or in any significant part engages in the business of supply chain software; provided, that it shall not be a breach of this Section 14(a)(i) for you to (x) own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market, or (y) be employed or engaged by any Person where such work (A) would not involve any level of strategic, advisory, technical, creative, sales, or other activity similar to that which you provided to the Company Group (acknowledging that your role requires you to engage in strategic, managerial, and business development activity), or (B) is in connection with an independent business line of such Person that is wholly unrelated to the business of the Company Group and the Confidential Information, or (C) is in the nature of advisory services in connection with the acquisition by such Person of a Competing Business and not the operation of such Competing Business following such acquisition (in each case, subject to protocols to prevent you from disclosing Confidential Information);
(ii)
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of your employment or service with the Company, a customer, supplier or agent of the Company and about which you learned Confidential Information or with which you had material contact during your employment with the Company, to terminate their relationship with the Company, or do any act which may adversely interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or
(iii)
hire any Person who is or was, within the one-year period prior to termination of your employment or service with the Company, an employee of the Company, or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of your employment or service with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.
(b)
Subject to Section 13 hereof, you will not, at any time during your employment or service with the Company or at any time thereafter, make any statement that is intended to disparage any member of the Company Group or any of their respective businesses, products, services, directors or officers. The Board shall direct the Company’s senior officers and directors, at all times during your employment or service with the Company and again in connection with their termination of employment or service with the Company, not to make any statement that is intended to disparage you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or repeating any information that is included in any filing made by the Company pursuant to Section 12 of the Securities Exchange Act, as amended, or any press release issued by the Company, and the foregoing limitation on you and the Board shall not be violated by statements that you or they in good faith believe are necessary or appropriate to make in connection with performing your or their respective duties and obligations to the Company (e.g., acknowledging customer service issues to

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Company customers in the context of addressing customer concerns, or providing feedback during performance reviews).
(c)
In the event of a breach or threatened breach of this Section 14, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorneys’ fees. If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, invalid, illegal or unenforceable, the parties agree that the court shall be allowed and directed to “blue pencil” or otherwise revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.
(d)
You acknowledge and agree that: (i) you have occupied a position of trust and confidence with the Company and have become familiar with Confidential Information; (ii) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (iii) the Company has required that you make the covenants set forth in Sections 12 through 16 hereof as a condition to the execution by the Company of this Agreement; (iv) the provisions of Sections 12 through 16 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent you from obtaining other suitable employment during the period in which you are bound by such provisions; (v) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 12 through 16 to a specified county, city or part thereof); (vi) the Company would be irreparably damaged if you were to breach the covenants set forth in Sections 12 through 16; (vii) the potential benefits to you available under this Agreement are sufficient to compensate you fully and adequately for agreeing to the terms and restrictions of this Agreement and represent good, valuable and adequate consideration in exchange for the covenants set forth in Sections 12 through 16, including, without limitation, professional benefits, financial benefits (including equity opportunity), significant access to Confidential Information, and training; (viii) you fully understand the provisions of Sections 12 through 16 and you are entering into this Agreement knowingly, freely and voluntarily; (ix) the Company has advised you in writing to consult with an attorney or legal counsel prior to signing this Agreement and agreeing to the covenants set forth in Sections 12 through 16; and (x) you can take up to fourteen (14) days from the date of your receipt of this Agreement to consider its terms, although you may sign it at any time sooner.
15.
Cooperation. During your employment or service with the Company, you acknowledge that you have been involved in business matters on behalf of the Company. As a further material inducement to the Company to make the payments described herein, following the date of your termination of employment or service with the Company, you hereby agree to (a) provide your timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which you had responsibility or in which you were involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) reasonably cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, employees or agents, including, but not limited to, any actual or potential claims which may require your involvement post-employment (provided that the foregoing shall not require you to prejudice any claims or defenses you may have); and (d) help transition your role and responsibilities to other Company personnel, and provide information in response

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to the Company’s requests and inquiries, in connection with your separation. The Company will pay reasonable travel and other fees and expenses related to your cooperation in this regard. The Company agrees to provide reasonable advance notice of the need for your cooperation.
16.
Return of Property. You agree to return or destroy, on or before the date of your termination of employment or service with the Company, or earlier if directed by the Company, any and all of Company’s property in your possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in his possession (including on any personal computer).
17.
Representations. By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.
18.
Taxes.
(a)
The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
(b)
Notwithstanding any provision in this Agreement to the contrary,
(i)
The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”
(ii)
Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

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(iii)
Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.
(iv)
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (x) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (y) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
19.
Clawback. Notwithstanding anything to the contrary set forth herein or in any other agreement between you and the Company, you hereby acknowledge and agree that this Agreement shall in all events be subject to (a) any right that the Company may have under any Company clawback policy or any other agreement or arrangement with you, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.
20.
Entire Agreement. This Agreement (including the Restrictive Covenants) contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement. The parties hereto acknowledge and agree that, as of the Effective Date, the Prior Agreement shall be terminated and of no further force and effect. This Agreement can only be modified in a written agreement signed by you and a properly authorized director or officer the Company.
21.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
22.
Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.
23.
Successors and Assigns. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity (other than to any of the Company’s direct or indirect subsidiary companies) without your prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company shall provide that this Agreement be assigned to, and assumed by, the acquirer of such assets, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement shall not be

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transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.
24.
Survival. The provisions of this Agreement shall survive any termination of your employment to the extent necessary to give effect thereto.
25.
Background Check. The effectiveness of this Agreement is contingent upon your satisfactory completion of a standard background check, to be conducted by a provider selected by the Company in its sole discretion.

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If you agree with the terms and conditions of your employment as set forth herein, please sign the enclosed copy of this Agreement in the space indicated and return it to the Company. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by e-mail as a portable data format (.pdf) file or image file attachment.

Sincerely,

E2OPEN PARENT HOLDINGS, INC.

By:	/s/ Jennifer Grafton
Name:	Jennifer Grafton
Title:	Executive Vice President, General Counsel & Secretary
Date:	February 8, 2024

Acknowledged and agreed:

Signature:	/s/ Andrew Appel
Name:	Andrew Appel
Date:	February 8, 2024

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Exhibit A

AppCapital, Founder and CEO

Constant Contact, Lead Director

Cooler Screens, Adviser

Harmonya, Adviser

I-Genie.ai, Adviser

Premise, Adviser

Symphony Retail AI, Adviser

UCLA Anderson, School of Management, Advisory Board Member

300536132v2